UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 18, 2010

BIG 5 SPORTING GOODS CORPORATION
(Exact name of registrant as specified in charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-49850 (Commission File Number)	95-4388794 (IRS Employer Identification No.)

2525 East El Segundo Boulevard, El Segundo, California (Address of principal executive offices)		90245 (Zip Code)
Registrant’s telephone number, including area code: (310) 536-0611
N/A
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
        ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
        ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
        ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
        ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On October 18, 2010, Big 5 Corp. (the “Company”), a wholly-owned subsidiary of Big 5 Sporting Goods Corporation (the “Parent”), Big 5 Services Corp., a wholly-owned subsidiary of the Company (“Big 5 Services” and, together with the Company, the “Borrowers”), and the Parent (together with the Borrowers, the “Obligors”), entered into a Credit Agreement (the “Credit Agreement”) with, among others, Wells Fargo Bank, National Association (“Wells Fargo”), as Administrative Agent and Collateral Agent and Swing Line Lender, and the other lenders party thereto.
     The Company borrowed $67.4 million under the Credit Agreement on October 18, 2010 and used the proceeds from such borrowing to, among other things, repay all of its outstanding indebtedness under its existing financing agreement with The CIT Group/Business Credit, Inc., as agent for itself and other lenders party thereto, and terminate all commitments to lend and other obligations thereunder (other than obligations such as indemnification obligations, which by the terms of the financing agreement continue after the termination of the financing agreement), and all liens securing obligations thereunder were released.
     Availability
     The Credit Agreement provides for a revolving credit facility (the “Credit Facility”) with an aggregate committed availability of up to $140 million, which amount may be increased at the option of the Company up to a maximum of $165 million. The Company may also request additional increases in aggregate availability, up to a maximum of $200 million, in which case the existing lenders under the Credit Agreement will have the option to increase their commitments to accommodate the requested increase. If such existing lenders do not exercise that option, the Company may (with the consent of Wells Fargo, not to be unreasonably withheld) seek other lenders willing to provide such commitments. The Credit Facility includes a $50 million sublimit for issuances of letters of credit and a $20 million sublimit for swingline loans.
     The Company may borrow under the Credit Facility from time to time, provided the amounts outstanding will not exceed the lesser of the then aggregate availability (as described above) and the Borrowing Base (such lesser amount being referred to as the “Loan Cap”). The “Borrowing Base” generally is comprised of the sum, at the time of calculation of (a) 90% of eligible credit card accounts receivable of the Borrowers; plus (b)(i) during the period of September 15 through December 15 of each year, the cost of eligible inventory of the Borrowers, net of inventory reserves, multiplied by 90% of the appraised net orderly liquidation value of eligible inventory (expressed as a percentage of the cost of eligible inventory); and (ii) at all other times, the cost of eligible inventory of the Borrowers, net of inventory reserves, multiplied by 85% of the appraised net orderly liquidation value of eligible inventory (expressed as a percentage of the cost of eligible inventory); plus (c) the lesser of (i) the cost of eligible in-transit inventory of the Borrowers, net of inventory reserves, multiplied by 85% of the appraised net orderly liquidation value of eligible in-transit inventory (expressed as a percentage of the cost of eligible in-transit inventory) of the Borrowers, or (ii) $10,000,000, minus (d) certain reserves established by Wells Fargo in its role as the Administrative Agent in its reasonable discretion.
     Interest and Letter of Credit Fees
     Generally, the Borrowers may designate specific borrowings under the Credit Facility as either base rate loans or LIBO rate loans, except that swing line loans may only be designated as base rate loans. In each case, the applicable interest rate will be a function of the daily average, over the preceding fiscal quarter, of the excess of the Loan Cap over amounts outstanding under the Credit Facility (such amount being referred to as the “Average Daily Excess Availability”).
     Those loans designated as LIBO rate loans shall bear interest at a rate equal to the then applicable LIBO rate plus an applicable margin as shown in the table below.
     Those loans designated as base rate loans shall bear interest at a rate equal to the applicable margin for base rate loans (as shown below) plus the highest of (a) the Federal funds rate, as in effect from time to time, plus one-half of one percent (0.50%), (b) the LIBO rate, as adjusted to account for statutory reserves, plus one percent (1.00%), or (c) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate”.
     The applicable margin shall be as set forth for Level II in the table below from October 18, 2010 through January 2, 2011. Thereafter, the applicable margin for all loans will be as set forth below as a function of Average Daily Excess Availability for the prior fiscal quarter.

	Average Daily	LIBOR	Base Rate
Level	Excess Availability	Applicable Margin	Applicable Margin
I	Greater than 50% of the Loan Cap	2.00%	1.00%
II	Less than or equal to 50% of the Loan Cap	2.25%	1.25%
     Letters of credit fees shall be payable on the maximum amount available to be drawn under each outstanding letter of credit at a rate per annum equal to (a) with respect to standby letters of credit, the applicable margin (as shown above) from time to time applicable to LIBO rate loans, and (b) with respect to documentary (commercial) letters of credit, the applicable margin (as shown above) from time to time applicable to LIBO rate loans less 0.50%. Such fees will be payable quarterly in arrears.
     If any amount payable under the Credit Facility is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter generally bear interest at a default rate equal to the interest rate otherwise applicable plus 2% per annum. So long as any other event of default exists, the lenders have the right to raise the applicable interest rate on all outstanding amounts to the above described default rate.
     Maturity; Prepayment
     All amounts outstanding under the Credit Facility will mature and become due on October 18, 2014.
     The Borrowers may prepay any amounts outstanding at any time, subject to payment of certain breakage and redeployment costs relating to LIBO rate loans. The commitments under the Credit Facility may be irrevocably reduced or terminated by the Borrowers at any time without premium or penalty.

     If at any time the aggregate amount of the loans outstanding under the Credit Facility, together with letters of credit, exceeds the Loan Cap as of that date, then the Borrowers must immediately repay loans and, if necessary thereafter, cash collateralize letters of credit in an aggregate amount equal to such excess.
     General
     The Credit Agreement contains covenants that limit the ability of the Obligors to, among other things: (i) incur liens; (ii) incur additional indebtedness; (iii) transfer or dispose of assets; (iv) merge, consolidate or alter their line of business; (v) guarantee obligations; (vi) pay dividends or make other distributions or repurchase its stock; and (vii) make advances, loans or investments.
     In addition, if at any time the excess of the Loan Cap over amounts outstanding under the Credit Facility (the “Excess Availability”) falls below 12.5% of the Loan Cap, the Borrowers must maintain a minimum consolidated fixed charge coverage ratio (as defined in the Credit Agreement), calculated monthly on a trailing twelve months basis, of not less than 1.0:1.0, until such time as Excess Availability has equaled or exceeded 12.5% of the Loan Cap at all times for sixty (60) consecutive calendar days.
     The Credit Agreement contains customary events of default, including, without limitation, failure to pay when due principal amounts in respect of the Credit Facility; failure to pay any interest or other amounts under the Credit Facility for 5 days after becoming due; failure to comply with certain agreements or covenants contained in the Credit Agreement; failure to satisfy certain judgments against the Company; failure to pay when due (or any other default which does or may lead to the acceleration of) certain other material indebtedness in principal amount in excess of $5 million; and certain insolvency and bankruptcy events.
     Obligations under the Credit Facility are secured by a general lien and security interest in substantially all of the assets of the Obligors, including accounts receivable, documents, equipment, general intangibles and inventory. The Parent has guaranteed the obligations of the Borrowers under the Credit Facility.
     The terms of the Credit Agreement were established in an arms-length negotiation in which Wells Fargo acted as agent for the various lenders. There are no material relationships between the Agent and the other lenders under the Credit Agreement and the Parent or the Borrowers, other than that certain lenders under the Credit Agreement were lenders under the Borrowers’ prior financing agreement and certain lenders or their affiliates now provide, and may in the future provide, cash management and other services to the Company. The Agent will receive customary fees in connection with its services as agent under the Credit Agreement.
     The above description of the Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement, which the Company expects to file with its next Quarterly Report on Form 10-Q. Any information disclosed in this Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     To the extent applicable, the contents of Item 1.01 above are incorporated into this Item 2.03 by this reference.

Item 7.01.	Regulation FD Disclosure
     On October 19, 2010, the Parent issued a press release regarding the execution of the Credit Agreement, a copy of which is furnished as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.
(c)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated October 19, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG 5 SPORTING GOODS CORPORATION
(Registrant)

Date: October 19, 2010

/s/ Barry D. Emerson

Barry D. Emerson
Senior Vice President, Chief Financial Officer and Treasurer